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Exhibit 4.8

ALPHA PRO TECH, LTD.
INCENTIVE STOCK OPTION AGREEMENT
FOR KEY EMPLOYEES

1.
Grant of Option.

  Alpha Pro Tech, Ltd., a Delaware corporation (the "Company"), hereby grants to Lloyd Hoffman (the "Key Employee"), an option, pursuant to the Company's 2004 Stock Option Plan (the "Plan"), to purchase an aggregate of 50,000 shares of Common Stock, $.01 par value ("Common Stock"), of the Company at a price of $1.58 per share, purchasable as set forth in and subject to the terms and conditions of this option and the Plan. Except where the context otherwise requires, the term "Company" shall include the parent and all subsidiaries of the company as defined in Sections 425(e) and 425(f) of the Internal Revenue Code of 1986, as amended (the "Code").

2.
Incentive Stock Option. ("ISO")

  This option is intended to qualify as an Incentive Stock Option within the meaning of Section 422A of the Code.

3.
Exercise of Option and Provisions for Termination.

(a)
Exercise Period

    Except as otherwise provided in this Agreement, this option may be exercised prior to the tenth Anniversary of the date of grant, August 9, 2004, (hereinafter the "Expiration Date") as to not more than the number of shares and during the period set forth in the table below. The right of exercise shall be cumulative so that if the option is not exercised to the maximum extent permissible during any exercise period, it shall be exercisable, in whole or in part, with respect to all shares not so purchased at any time prior to the Expiration Date or the earlier termination of this option.

Vesting Schedule	Total No. of Shares Exercisable
On or after the first succeeding anniversary of the date of grant of the ISO	50,000

    This option may not be exercised at any time on or after the Expiration Date.

  (b)
  Exercise Procedure

    Subject to the conditions set forth in this Agreement, this option shall be exercised by the Key Employee's delivery of written notice of exercise to the Chief Financial Officer ("CFO") of the Company, specifying the number of shares to be purchased and the purchase price to be paid therefore and accompanied by payment in full in accordance with Section 4. Such exercise shall be effective upon receipt by the CFO of the Company of such written notice together with the required payment. The Key Employee may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

  (c)
  Continuous Employment Required

    Except as otherwise provided in this, Section 3, this option may not be exercised unless the Key Employee, at the time he or she exercises this option, is, and has been at all times since the date of grant of this option, an employee of the Company. For all purposes of this option, (i) "employment" shall be defined in accordance with the provisions of Section 1.421(h) of the Income Tax Regulations or any successor regulations, and (ii) if this option shall be assumed or a new option substituted therefore in a transaction to which Section 425(1) of the Code applies, employment by such assuming or substituting corporation (hereinafter called the "Successor Corporation") shall be considered for all purposes of this option to be employment by the Company.

  (d)
  Exercise Period Upon Termination of Employment

    If the Key Employee ceases to be employed by the Company for any reason other than death or disability or a discharge for "cause", as provided below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Expiration Date), provided that this option shall be exercisable only to the extent that the Employee was entitled to exercise this option on the date of such cessation.

  (e)
  Exercise Period Upon Death or Disability.

    If the Key Employee dies or becomes disabled (with the meaning of Section 22(e)(3) of the Code or any successor provision thereto) prior to the Expiration Date while he or she is an employee of the company, or if the Key Employee dies within three months after the Key Employee ceases to be an employee of the Company (other than as the result of a discharge for "cause" as specified in paragraph (f) below), this option shall be exercisable, within the period of one year following the date of death or disability of the Key Employee (but in no event after the Expiration Date), by the Key Employee or by the person to whom this option is transferred by will or the laws of descent and distribution, provided that this option shall be exercisable only to the extent that this option was exercisable by the Key Employee on the date of his or her death or disability. Except as otherwise indicated by the context, the term "Key Employee", as used in this option, shall be deemed to include the estate of the Key Employee or any person who acquires the right to exercise this option by bequest or inheritance or otherwise by reason of the death of the Key Employee.

  (f)
  Continuous Employment Required

    If the Key Employee, prior to the Expiration Date, ceases his or her employment with the Company because he or she is discharged for "cause" (as defined below), the right to exercise this option shall terminate immediately upon such cessation of employment. "Cause" shall mean willful misconduct in connection with the Key Employee's employment or willful failure to perform his or her employment responsibilities in the best interests of the Company (including, without limitation, breach by the Key Employee of any provision of any employment, non-disclosure, non-competition or other similar agreement between the Key Employee and the Company), as determined by the Company, which determination shall be conclusive.

4.
Payment of Purchase Price.

  Method of Payment.

  Payment of the purchase price for shares purchased upon exercise of this option shall be made by delivery to the Company of cash or a check to the order of the Company in the amount equal to the purchase price of such shares, or, in cash received from a broker-dealer to whom the Director has submitted notice together with irrevocable instructions to deliver promptly to the Company the amount of proceeds from the sale of the shares subject to the stock option, necessary to pay the exercise price.

5.
Delivery of Shares; Compliance with Securities Laws, Etc.

(a)
Registration of Option Shares

    No shares will be issued and delivered upon exercise of any option unless a registration statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock to be reserved for issuance upon the exercise of options to be granted under the 2004 Plan has become effective, and unless all other laws and regulations have been complied with.

  (b)
  Listing, Qualification, Etc.

    This option shall be subject to the requirement that, if at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject hereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares hereunder, this option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

6.
Nontransferability of Option.

  Except as provided in paragraph (e) of Section 3, this option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this option or such rights, this option and such rights shall, at the election of the Company, become null and void.

7.
No Special Employment Rights.

  Nothing contained in the Plan or this option shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment of the Employee for the period within which this option may be exercised. However, during the period of the Key Employee's employment, the Key Employee shall render diligently and faithfully the services which are assigned to the Key Employee from time to time by the Board of Directors or by the executive officers of the Company and shall at no time take any action which, directly or indirectly, would be inconsistent with the best interests of the Company.

8.
Rights as a Shareholder.

  The Key Employee shall have no rights as a shareholder with respect to any shares which may be purchased by exercise of this option unless and until a certificate representing such shares is duly issued and delivered to the Key Employee. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

9.
Adjustments.

(a)
General

    If, as a result of a merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to the outstanding shares of Common Stock or other securities, the outstanding shares of Common Stock are increased or decreased, or are exchanged for a different number or kind of shares or other securities, or additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in (i) the number and kind of shares or other securities subject to this option and (ii) the price for each share subject to this option, without changing the aggregate purchase price as to which this option remains exercisable.

  (b)
  Authority to Make Adjustments

    Adjustments under this Section 9 will be made by a Committee of the Board of Directors appointed by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued pursuant to this option on account of any such adjustments.

  (c)
  Limits on Adjustments

    No adjustment shall be made under this Section 9 which would, within the meaning of any applicable provision of the Code, constitute a modification, extension or renewal of this option or a grant of additional benefits to the Key Employee.

10.
Mergers, Etc.

  In the event of a consolidation or merger in which the Company is not the surviving corporation, or which results in the acquisition of substantially all of the Company's outstanding Common Stock by a single person, entity or group of persons or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the assets of the Company, or in the event of a reorganization or liquidation of the Company, prior to the Expiration Date or termination of this option, the Director shall, with respect to this option or any unexercised portion hereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9 of the Plan.

11.
Limitations on Disposition of Incentive Stock Option Shares.

  It is understood and intended that this option shall qualify as an "incentive stock option" as defined in Section 422A of the Code. Accordingly, the Key Employee understands that in order to obtain the benefits of an incentive stock option under Section 421 of the Code, no sale or other disposition may be made of any shares acquired upon exercise of the option within one year after the day of the transfer of such shares to him or her, nor within two years after the grant of the option. If the Key Employee intends to dispose, or does dispose (whether by sale, exchange, gift, transfer or otherwise), of any such shares within said periods, he or she will notify the Company in writing within ten days after such disposition.

12.
Withholding Taxes.

  The Company's obligation to deliver shares upon the exercise of this option shall be subject to the Key Employee's satisfaction of all applicable federal, state and local income tax withholding requirements.

13.
Miscellaneous.

(a)
Except as provided herein, this option may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Key Employee.

(b)
All notices under this option shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their names below or at such other address as may be designated in writing by either of the parties to one another.

  (c)
  This option shall be governed by and construed in accordance with the laws of the State of Delaware

Date of Grant:
August 9, 2004	ALPHA PRO TECH, LTD.
By:

Title:

Address:

KEY EMPLOYEE'S ACCEPTANCE
(Please sign and return this page to Lloyd Hoffman.)

        The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company's 2004 Stock Option Plan.

KEY EMPLOYEE
DATE:

ADDRESS

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Exhibit 4.8
ALPHA PRO TECH, LTD. INCENTIVE STOCK OPTION AGREEMENT FOR KEY EMPLOYEES